Exhibit (a)(5)(D)

NEWS RELEASE

FOR IMMEDIATE RELEASE

Wix Announces Final Results of Modified Dutch Auction Tender Offer

NEW YORK, April 3, 2026—Wix.com Ltd. (Nasdaq: WIX) (“Wix” or the “Company”) today announced the final results of its “modified Dutch Auction” tender offer, which expired at one (1) minute after 11:59 P.M., New York City time, on April 1, 2026.

Based on the final count by Equiniti Trust Company, LLC, the depositary for the tender offer (the “Depositary”), a total of 17,577,250 of Wix’s ordinary shares, par value NIS 0.01 per share (each, a “Share,” and collectively, the “Shares”), were properly tendered and not properly withdrawn at or below the purchase price of $92.00 per Share. Not all Shares tendered through notice of guaranteed delivery were delivered within the required settlement period.

Wix has accepted for payment 17,577,250 Shares, representing all Shares that were properly tendered and not properly withdrawn, at a price of $92.00 per Share, for an aggregate cost of approximately $1.617 billion, excluding fees and expenses relating to the tender offer. These Shares represent approximately 29.7 percent of the number of Shares outstanding as of April 1, 2026.

Nir Zohar, President and Co-founder at Wix, stated, “I am very pleased with the outcome of our Dutch auction tender offer, which is enabling us to repurchase nearly 30% of our market capitalization and return meaningful value to investors. We believe the results of this transaction reflect shared conviction among our broader shareholder base in our long-term strategy, as well as their deep trust in our ability to lead as AI continues to reshape the internet.”

J.P. Morgan Securities LLC acted as deal manager for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., toll-free at 1-888-280-6942. Banks and brokers may call the dealer manager, J.P. Morgan Securities LLC, toll-free at 1-877-371-5947.

About Wix.com Ltd.

Wix’s vision is to simplify complex technologies and deliver the best tools for every type of user and business to create online. Powered by advanced AI and enterprise-grade infrastructure, Wix is trusted by millions of users worldwide. Founded in 2006 and strengthened by the acquisition in 2025 of Base44, the no-code application platform, Wix is continuing to build for the future of the internet.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding our acquisition of Shares in the tender offer, the expected timing of completing the tender offer, our beliefs and expectations, the benefits sought to be achieved by the tender offer and the potential effects of the completed tender offer, and may be identified by words like “anticipate,” “assume,” “believe,” “aim,” “forecast,” “indication,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “subject,” “project,” “outlook,” “future,” “will,” “seek” and similar terms or phrases. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed under the heading “Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 5, 2026. The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Source: Wix.com Ltd.

Media Relations Contact: PR@wix.com

Investor Relations Contact: IR@wix.com